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                            CERTIFICATE OF FORMATION

                                       OF

                                  CE TURBO LLC



   1. The name of the limited liability company is CE Turbo LLC.

   2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1219 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

   3. This Certificate of formation shall be effective June 1, 1998.

   IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CE Turbo LLC this 1st day of June, 1998.



                                                   /s/ Douglas L. Anderson
                                                   ------------------------
                                                   Douglas L. Anderson